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                                                                  Exhibit (l)(1)

October 27, 2003

Flaherty & Crumrine/Claymore Total Return Fund Incorporated
301 E. Colorado Boulevard
Suite 720
Pasadena, California 91101

Ladies and Gentlemen:

We have acted as counsel to Flaherty & Crumrine/Claymore Total Return Fund Incorporated (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a Registration Statement on Form N-2 (as amended, the "Registration Statement") relating to the offer and sale of 5,140 shares of the Fund's Auction Market Preferred Stock, each with a par value of $0.01 and a liquidation preference of $25,000 (collectively, the "Shares").

We have examined copies of the Articles of Incorporation and By-Laws of the Fund, and any amendments thereto, the Registration Statement on Form N-2 with respect to the Shares (Securities Act Registration File No. 333-109001, Investment Company Act File No. 811-21380), all resolutions adopted by the Fund's Board of Directors (the "Board") and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Maryland, we have relied on the opinion of Venable LLP appended to this letter.

Based on and subject to the foregoing, we are of the opinion that when the Pricing Committee of the Board of Directors has determined certain of the terms, rights and preferences of the Shares pursuant to authority delegated to it by the Board of Directors, and the Articles Supplementary have been filed with the Maryland State Department of Assessments and Taxation, the Shares to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter sold, issued and paid for as contemplated in the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

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                                        2

Flaherty & Crumrine/Claymore Total Return Fund Incorporated
October 27, 2003


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
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